Exhibit 99.1

Magna Entertainment Corp.

337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel (905) 726-2462
Fax (905) 726-2585

PRESS RELEASE

MAGNA ENTERTAINMENT CORP.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2007

February 29, 2008, Aurora, Ontario, Canada......Magna Entertainment Corp. (“MEC”) (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the fourth quarter and year ended December 31, 2007.

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)

Revenues(i)	$117,286	$102,551	$625,715	$574,198

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”)(i)(iii)	$(17,071)	$9,134	$(17,525)	$10,011

Net loss(iii)
Continuing operations	$(40,617)	$(8,357)	$(107,869)	$(79,612)
Discontinued operations(ii)	(2,363)	(4,126)	(5,890)	(7,739)
Net loss	$(42,980)	$(12,483)	$(113,759)	$(87,351)

Diluted loss per share(iii)
Continuing operations	$(0.36)	$(0.08)	$(0.99)	$(0.74)
Discontinued operations(ii)	(0.02)	(0.04)	(0.05)	(0.07)
Diluted loss per share	$(0.38)	$(0.12)	$(1.04)	$(0.81)

(i)	Revenues and EBITDA for all periods presented are from continuing operations only.

(ii)

Discontinued operations for 2007 and 2006 includes the operations of Remington Park in Oklahoma, Thistledown in Ohio, Portland Meadows in Oregon and Great Lakes Downs in Michigan. Discontinued operations in 2006 also includes the operations of Fontana Golf Club, the sale of which was completed on November 1, 2006, Magna Golf Club, the sale of which was completed on August 25, 2006 and a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006.

(iii)

EBITDA, net loss and diluted loss per share for the three months and year ended December 31, 2007 each includes a recovery of an impairment loss of $0.1 million and an impairment loss of $1.3 million, respectively, related to excess real estate in Porter, New York.

EBITDA, net loss and diluted loss per share for the three months and year ended December 31, 2006 each includes a gain on sale of intangible assets related to The Meadows of $126.4 million and an impairment charge of $88.6 million, representing $76.2 million related to Magna RacinoTM’s long-lived assets, $11.2 million related to The Meadows’ long-lived assets and $1.3 million related to a 34 acre parcel of residential development land in Canada.

All amounts are reported in U.S. dollars in thousands, except per share figures.

Frank Stronach, MEC’s Chairman and Interim Chief Executive Officer, commented: “We remain firmly committed to implementing our debt elimination plan, although the weak U.S. real estate and credit markets have adversely impacted our progress to date on asset sales.”

During the fourth quarter, we completed a $20.0 million private placement of equity. In addition, we entered into an agreement to sell 225 acres of excess real estate in Ebreichsdorf, Austria for a purchase price of Euros 20.0 million (U.S. $29.4 million). This transaction is expected to close during the first quarter of 2008 following the satisfaction of customary closing conditions including the receipt of all necessary regulatory approvals. We have also closed the sales of three parcels of excess real estate in Porter, New York for aggregate net proceeds of $1.7 million and have engaged real estate brokers and listed for sale Great Lakes Downs and our real estate properties in Dixon, California and Ocala, Florida. Also, we are marketing our interest in Portland Meadows for sale and have engaged a U.S. investment bank to sell Remington Park and Thistledown.

Ron Charles, MEC’s Chief Operating Officer, added: “We also remain focused on improving operations. While we are encouraged by the profitability improvements this quarter at our PariMax operations, including XpressBet®, AmTote and HRTV™, we continue to be disappointed with the operating results at Gulfstream Park.  Gulfstream Park’s slot and racing operations have been impacted by the ongoing construction of The Village at Gulfstream Park™, a lifestyle mixed-use development, the first phase of which is scheduled to be completed by February 2009. Gulfstream Park’s weak results have continued during its 2008 race meet as on-track attendance and handle have declined. Santa Anita Park has also had a challenging 2008 race meet because of track drainage problems caused by the installation of a new synthetic racing surface. Santa Anita Park has cancelled eleven days of live racing in 2008, which has negatively impacted results. However, we have made up three live race days since then and expect to make up additional live race days during the remainder of Santa Anita Park’s 2008 race meet.  We plan to implement a permanent solution for the racing surface later this year.”

Our racetracks operate for prescribed periods each year.  As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Revenues from continuing operations were $117.3 million for the three months ended December 31, 2007, an increase of $14.7 million or 14.4% compared to $102.6 million for the three months ended December 31, 2006.  The increased revenues were primarily due to:

•                  California revenues above the prior year period by $12.0 million primarily due to a change in the racing calendar at Golden Gate Fields, which resulted in 25 additional live race days in the fourth quarter of 2007 compared to the prior year period and increased rental and other revenues at Santa Anita Park from the Oak Tree Meet, which operated 31 days in the fourth quarter of 2007 compared to 26 days in the fourth quarter of 2006;

•                  Florida revenues above the prior year period by $3.3 million primarily due to increased wagering revenues at Gulfstream Park with the introduction of year round simulcasting operations in 2007;

•                  PariMax revenues above the prior year period by $2.9 million primarily due to increased revenues at AmTote International, Inc. as a result of sales to new tote customers and increased revenues at XpressBet® as a result of a 14% growth in handle; and

•                  Residential development and other real estate operations revenues above the prior year period by $1.4 million primarily due to increased housing unit sales at our European residential housing development;

partially offset by:

•                  Maryland revenues below the prior year period by $1.8 million primarily due to six fewer live race days at Laurel Park compared to the prior year period; and

•                  Northern U.S. revenues below the prior year period by $1.6 million primarily due to handle and attendance declines as a result of the grandstand at The Meadows being demolished to accommodate a new grandstand/casino re-construction project by Millennium-Oaktree.

Revenues from continuing operations were $625.7 million for the year ended December 31, 2007, an increase of $51.5 million or 9.0% compared to $574.2 million for the year ended December 31, 2006.  The increased revenues for the year ended December 31, 2007 compared to the prior year are primarily due to a $34.1 million increase in Florida revenues as the Gulfstream Park casino facility generated $32.1 million of additional gaming revenues in 2007 compared to the prior year and a $28.8 million increase in PariMax revenues as a result of a full year of results of AmTote in 2007, as we completed the acquisition of the remaining 70% equity interest in AmTote in July 2006, and increased revenues at XpressBet® as a result of a 14% growth in handle.

EBITDA from continuing operations decreased by $26.2 million to an EBITDA loss of $17.1 million for the three months ended December 31, 2007 from EBITDA of $9.1 million in the three months ended December 31, 2006.  EBITDA for the prior year period was positively impacted by a $126.4 million gain on sale of intangible assets related to The Meadows and was negatively impacted by write-downs on long-lived assets of $88.6 million. EBITDA from continuing operations for the three months ended December 31, 2007 was impacted by:

•                  PariMax operations above the prior year period by $5.1 million primarily as a result of reduced losses at HRTVTM with the formation of our joint venture with Churchill Downs Incorporated in April 2007 and increased revenues at AmTote and XpressBet®;

•                  California operations above the prior year period by $4.5 million primarily due to a change in the racing calendar at Golden Gate Fields and increased rental and other revenues at Santa Anita Park as a result of the longer Oak Tree Meet;

•                  Predevelopment, pre-opening and other costs decreased from the prior year period by $4.0 million primarily due to the prior year period including $3.0 million of costs written-off in connection with our Michigan racing license and $2.1 million of pre-opening costs related to Gulfstream Park’s slot facility;

•                  Residential development and other real estate operations above the prior year period by $1.1 million primarily due to increased housing unit sales at our European residential housing development; and

•                  Corporate and other operations above the prior year period by $1.3 million primarily due to cost reductions and higher severance charges in the prior year period;

partially offset by:

•                  Florida operations below the prior year period by $3.0 million as increased gaming revenues at Gulfstream Park were more than offset by higher marketing and operating costs for the new casino facility, which was only open for a portion of the fourth quarter in 2006; and

•                  Maryland operations below the prior year period by $1.0 million primarily due to six fewer live race days at Laurel Park compared to the prior year period.

EBITDA from continuing operations decreased by $27.5 million to an EBITDA loss of $17.5 million for the year ended December 31, 2007 from EBITDA of $10.0 million in the year ended December 31, 2006.  EBITDA for the prior year was positively impacted by a $126.4 million gain on sale of intangible assets related to The Meadows and was negatively impacted by write-downs on long-lived assets of $88.6 million. EBITDA from continuing operations for the year ended December 31, 2007 was impacted by a $13.6 million improvement at our PariMax operations due to improved performance at XpressBet®, HRTV and AmTote, a $7.7 million reduction in predevelopment, pre-opening and other costs and a $3.3 million improvement at our European operations due to cost reductions at Magna RacinoTM, partially offset by a $12.3 million decrease at our Florida operations due to increased losses at the Gulfstream Park slot facility.

During the three months ended December 31, 2007 cash used for operations was $14.0 million, which improved $6.0 million from cash used for operations of $20.0 million in the fourth quarter of 2006, primarily due to the increase in loss from continuing operations being more than offset by increases in items not involving current cash flows and changes in non-cash working capital balances in 2007 relative to the prior year period.  Cash used for investing activities during the three months ended December 31, 2007 was $17.2 million, which included $18.1 million of real estate property and fixed asset additions and $1.5 million of other asset additions, partially offset by $2.5 million of proceeds on the sale of real estate and fixed assets.  Cash provided from financing activities during the three months ended December 31, 2007 of $45.5 million includes net borrowings of $25.4 million from our controlling shareholder, $19.6 million of net proceeds received from a private placement of Class A Subordinate Voting Stock to Fair Enterprise Limited and net borrowings of $13.3 million from bank indebtedness, partially offset by net repayments of $12.8 million of long-term debt.  Although we continue to implement our debt elimination plan, the sale of assets under the debt elimination plan is taking longer than originally contemplated and, as a result, we will likely need to seek extensions from existing lenders and additional funds in the short-term from one or more possible sources. The availability of such extensions or additional funds is not assured and, if available, the terms thereof are not determinable at this time.

We will hold a conference call to discuss our fourth quarter and year end results on Friday February 29, 2008 at 10:00 a.m. EST.  The number to use for this call is 1-800-926-4402.  Please call 10 minutes prior to the start of the conference call.  The dial-in number for overseas callers is 212-231-2901.  We will also web cast the conference call at www.magnaentertainment.com.  If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

MEC, North America’s largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities.  MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law.  MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBetTM internationally.  Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TVTM, a 24-hour horse racing television network and TrackNet Media Group, LLC, a content management company formed for distribution of the full breadth of MEC’s horse racing content.

This press release contains “forward-looking statements” within the meaning of applicable securities legislation, including Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and forward-looking information as defined in the Securities Act (Ontario) (collectively referred to as forward-looking statements).  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act (Ontario) and include, among others, statements regarding: the current status and the potential impact of the September 2007 adopted debt elimination plan on our debt reduction efforts, as to which there can be no assurance of success; expectations as to our ability to complete asset sales at the appropriate prices and in a timely manner; the impact of the bridge loan facility arranged in September 2007; expectations as to our ability to comply with the bridge loan facility and existing credit facilities; strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements include, but may not be limited to, material adverse changes: in general economic conditions, the popularity of racing and other gaming activities as recreational activities, the regulatory environment affecting the horse racing and gaming industries; our ability to obtain or maintain government and other regulatory approvals necessary or desirable to proceed with proposed real estate developments; increased regulation affecting certain of our non-racetrack operations, such as broadcasting ventures; and our ability to develop, execute or finance our strategies and plans within expected timelines or budgets. In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things, that we will be able to successfully implement our debt elimination plan and comply with the terms of and refinance or repay on maturity our existing financing arrangements (including our bridge loan with a subsidiary of our controlling shareholder and our senior secured revolving credit facility with a Canadian financial institution), and there will not be any material adverse changes: in general economic conditions, the popularity of horse racing and other gaming activities, weather and other environmental conditions at our facilities, the regulatory environment, and our ability to develop, execute or finance our strategies and plans as anticipated.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana

Executive Vice-President

and Chief Financial Officer

Magna Entertainment Corp.

337 Magna Drive

Aurora, ON L4G 7K1

Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

[Unaudited]

[U.S. dollars in thousands, except per share figures]

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
		(restated-note 7)		(restated-note 7)
Revenues
Racing and gaming
Pari-mutuel wagering	$71,936	$61,516	$432,280	$442,831
Gaming	9,286	9,043	41,117	9,043
Non-wagering	33,175	30,788	143,843	117,378
	114,397	101,347	617,240	569,252
Real estate and other
Sale of real estate	270	—	270	—
Other	2,619	1,204	8,205	4,946
	2,889	1,204	8,475	4,946
	117,286	102,551	625,715	574,198

Costs, expenses and other income
Racing and gaming
Pari-mutuel purses, awards and other	42,278	37,675	259,916	276,160
Gaming purses, taxes and other	6,322	6,059	28,324	6,059
Operating costs	63,583	61,172	273,011	237,586
General and administrative	17,849	19,069	68,816	67,004
	130,032	123,975	630,067	586,809
Real estate and other
Cost of real estate sold	270	—	270	—
Operating costs	2,003	1,703	4,918	3,839
General and administrative	152	158	713	191
	2,425	1,861	5,901	4,030
Predevelopment, pre-opening and other costs	1,101	5,060	2,866	10,602
Depreciation and amortization	12,697	11,372	42,297	38,989
Interest expense, net	15,415	14,795	50,621	57,758
Write-down (recovery) of long-lived assets	(136)	88,627	1,308	88,627
Equity loss	935	268	3,098	493
Gain on sale of intangible assets related to The Meadows	—	(126,374)	—	(126,374)
	162,469	119,584	736,158	660,934
Loss from continuing operations before income taxes	(45,183)	(17,033)	(110,443)	(86,736)
Income tax benefit	(4,566)	(8,676)	(2,574)	(7,124)
Loss from continuing operations	(40,617)	(8,357)	(107,869)	(79,612)
Loss from discontinued operations	(2,363)	(4,126)	(5,890)	(7,739)
Net loss	(42,980)	(12,483)	(113,759)	(87,351)
Other comprehensive income (loss)
Foreign currency translation adjustment	1,123	(3,468)	5,245	3,104
Change in fair value of interest rate swap	(629)	(55)	(1,052)	(88)
Change in net unrecognized pension actuarial gains	585	—	585	—
Comprehensive loss	$(41,901)	$(16,006)	$(108,981)	$(84,335)

Loss per share for Class A Subordinate Voting Stock and Class B Stock:
Basic and Diluted
Continuing operations	$(0.36)	$(0.08)	$(0.99)	$(0.74)
Discontinued operations	(0.02)	(0.04)	(0.05)	(0.07)
Loss per share	$(0.38)	$(0.12)	$(1.04)	$(0.81)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period [in thousands]:
Basic and Diluted	113,886	107,510	109,219	107,461

See accompanying notes

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited]

[U.S. dollars in thousands]

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
		(restated-note 7)		(restated-note 7)
Cash provided from (used for):

Operating activities of continuing operations
Net loss from continuing operations	$(40,617)	$(8,357)	$(107,869)	$(79,612)
Items not involving current cash flows	9,113	(31,235)	39,648	10,547
	(31,504)	(39,592)	(68,221)	(69,065)
Changes in non-cash working capital balances	17,461	19,591	6,399	5,223
	(14,043)	(20,001)	(61,822)	(63,842)

Investing activities of continuing operations
Acquisition of business, net of cash acquired	—	—	—	(9,347)
Proceeds on The Meadows transaction	—	171,777	—	171,777
Real estate property and fixed asset additions	(18,131)	(19,800)	(74,382)	(80,422)
Other asset disposals (additions)	(1,512)	2,237	(4,690)	2,539
Proceeds on disposal of real estate properties and fixed assets	2,438	2,950	7,681	6,428
Proceeds on real estate sold to related parties	22	—	88,031	5,578
	(17,183)	157,164	16,640	96,553

Financing activities of continuing operations
Proceeds from bank indebtedness	32,891	1,015	73,831	19,144
Proceeds from indebtedness and long-term debt with parent	25,844	22,665	52,362	77,294
Proceeds from long-term debt	9,474	448	13,819	12,582
Repayment of bank indebtedness	(19,617)	(34,429)	(41,132)	(39,929)
Repayment of indebtedness and long-term debt with parent	(438)	(111,800)	(3,026)	(111,800)
Repayment of long-term debt	(22,259)	(3,325)	(73,578)	(15,800)
Issuance of share capital	19,581	—	19,581	—
	45,476	(125,426)	41,857	(58,509)

Effect of exchange rate changes on cash and
cash equivalents	39	402	170	(104)
Net cash flows provided from (used for) continuing operations	14,289	12,139	(3,155)	(25,902)

Cash provided from (used for) discontinued operations
Operating activities of discontinued operations	(2,646)	1,286	(3,062)	3,572
Investing activities of discontinued operations	(970)	15,506	(4,417)	54,963
Financing activities of discontinued operations	(697)	(1,594)	(4,264)	(25,224)
Net cash flows provided from (used for) discontinued operations	(4,313)	15,198	(11,743)	33,311

Net increase (decrease) in cash and cash equivalents during the period	9,976	27,337	(14,898)	7,409
Cash and cash equivalents, beginning of period	33,417	30,954	58,291	50,882
Cash and cash equivalents, end of period	$43,393	$58,291	$43,393	$58,291
Less: Cash and cash equivalents, end of period of discontinued operations	(9,078)	(10,636)	(9,078)	(10,636)
Cash and cash equivalents, end of period of continuing operations	$34,315	$47,655	$34,315	$47,655

See accompanying notes

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

[REFER TO NOTE 1 – GOING CONCERN]

[Unaudited]

[U.S. dollars and share amounts in thousands]

	December 31,
	2007	2006
		(restated – notes 6&7)
ASSETS
Current assets:
Cash and cash equivalents	$34,315	$47,655
Restricted cash	28,264	29,061
Accounts receivable	35,335	32,010
Due from parent	4,463	6,648
Income taxes receivable	—	580
Inventories	6,450	6,117
Prepaid expenses and other	9,991	8,593
Assets held for sale	35,658	—
Discontinued operations	71,970	20,266
	226,446	150,930
Real estate properties, net	751,492	771,783
Fixed assets, net	90,672	80,733
Racing licenses	109,868	109,868
Other assets, net	10,996	4,590
Future tax assets	53,168	42,388
Assets held for sale	—	36,063
Discontinued operations	—	50,530
	$1,242,642	$1,246,885
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	$39,214	$6,515
Accounts payable	65,533	69,302
Accrued salaries and wages	8,347	7,674
Customer deposits	2,575	2,531
Other accrued liabilities	52,387	50,635
Income taxes payable	1,948	—
Long-term debt due within one year	32,727	85,724
Due to parent	137,003	2,823
Deferred revenue	4,339	4,211
Liabilities related to assets held for sale	1,047	—
Discontinued operations	43,547	15,716
	388,667	245,131
Long-term debt	89,680	93,721
Long-term debt due to parent	67,107	147,144
Convertible subordinated notes	222,527	221,437
Other long-term liabilities	18,325	16,776
Future tax liabilities	93,623	90,059
Liabilities related to assets held for sale	—	1,047
Discontinued operations	—	30,952
	879,929	846,267
Shareholders’ equity:
Class A Subordinate Voting Stock (Issued: 2007 – 58,159; 2006 – 49,055)	339,435	319,087

Class B Stock (Convertible into Class A Subordinate Voting Stock) (Issued: 2007 and 2006 - 58,466)	394,094	394,094
Contributed surplus	91,825	41,718
Other paid-in-capital	2,031	1,410
Accumulated deficit	(510,057)	(396,298)
Accumulated comprehensive income	45,385	40,607
	362,713	400,618
	$1,242,642	$1,246,885

See accompanying notes

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

[Unaudited]

[all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures]

1.              Going Concern

These consolidated financial statements of Magna Entertainment Corp. (“MEC” or the “Company”) have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.  The Company has incurred net losses of $113.8 million, $87.4 million and $105.3 million for the years ended December 31, 2007, 2006 and 2005, respectively, and has an accumulated deficit of $510.1 million and a working capital deficiency of $162.2 million at December 31, 2007.  At December 31, 2007, the Company had $209.4 million of debt that matures in 2008, including amounts owing under the Company’s $40.0 million senior secured revolving credit facility with a Canadian financial institution, which is scheduled to mature on March 31, 2008 (refer to Note 9[i]), and its bridge loan facility of up to $80.0 million with a subsidiary of MI Developments Inc. (“MID”), the Company’s controlling shareholder, which is scheduled to mature on May 31, 2008 (refer to Notes 15 and 18), and the Company’s obligation to repay $100.0 million of indebtedness under the Gulfstream Park project financings with a subsidiary of MID by May 31, 2008 (refer to Note 15).  Accordingly, the Company's ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured.  If the Company is unable to repay its obligations when due, other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless the Company is able to obtain waivers or extensions.  On September 12, 2007, the Company’s Board of Directors approved a debt elimination plan designed to eliminate net debt by December 31, 2008 by generating funding from the sale of assets, entering into strategic transactions involving certain of the Company’s racing, gaming and technology operations, and a possible future equity issuance.  The success of the debt elimination plan is not assured.  To address short-term liquidity concerns and provide sufficient time to implement the debt elimination plan, the Company arranged $100.0 million of funding, comprised of (i) a $20.0 million private placement of the Company’s Class A Subordinate Voting Stock to Fair Enterprise Limited (“Fair Enterprise”), a company that forms part of an estate planning vehicle for the family of Frank Stronach, the Chairman and Interim Chief Executive Officer of the Company; and (ii) a short-term bridge loan facility of up to $80.0 million with a subsidiary of MID.  Although the Company continues to implement its debt elimination plan, the sale of assets under the debt elimination plan is taking longer than originally contemplated.  As a result, the Company will likely need to seek additional funds in the short-term from one or more possible sources.  The availability of such additional funds is not assured and, if available, the terms thereof are not determinable at this time.  These consolidated financial statements do not give effect to any adjustments to recorded amounts and their classification, which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the interim consolidated financial statements and accompanying notes. Actual results could differ from these estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included.  For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Seasonality

The Company’s racing business is seasonal in nature. The Company’s racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year.  The Company’s racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss.  This seasonality has resulted in large quarterly fluctuations in revenues and operating results.

Comparative Amounts

Certain of the comparative amounts have been reclassified to reflect discontinued operations and assets held for sale.

Impact of Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements.  The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing SFAS 157, but has not yet determined the impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Liabilities (“SFAS 159”).  SFAS 159 allows companies to voluntarily choose, at specified election dates, to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the “fair value option”).  The election is made on an instrument-by-instrument basis and is irrevocable.  If the fair value option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument be reported in income.   The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing SFAS 159, but has not yet determined the impact on the Company’s consolidated financial statements.

3.              Accounting Change

Income Taxes

In July 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  FIN 48 requires an entity to recognize the tax benefit of uncertain tax positions only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities.  Effective January 1, 2007, the Company adopted the provisions of FIN 48 on a retroactive basis, which did not result in any charge to accumulated deficit as a cumulative effect of an accounting change or adjustment to the liability for unrecognized tax benefits.  Accordingly, the adoption of FIN 48 did not have an effect on the Company’s results of operations or financial position.  It is the Company’s policy to account for interest and penalties associated with income tax obligations as a component of income tax expense.

The Company accounts for uncertain tax positions in accordance with FIN 48.  Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return.  The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.  The Company did not recognize any interest and penalties as provision for income taxes in the accompanying consolidated statements of operations and comprehensive loss for the three months and year ended December 31, 2007 as the maximum interest and penalty period have elapsed.

As of December 31, 2007, the Company had $4.0 million of unrecognized income tax benefits and $0.3 million of related accrued interest and penalties (net of any tax effect) and $0.3 million of foreign exchange, $2.6 million of which could ultimately reduce its effective tax rate.  The Company is currently under audit in Austria.  Although it is not possible to accurately predict the timing of the conclusion of the audit, the Company anticipates that the Austrian audit relating to the years 2002 through 2005 will be completed before the end of 2008.  Given the stage of completion of the audit, the Company is unable to estimate the range of any possible changes to the unrecognized income tax benefit the audit may cause over the next year.  In addition, the Company does not anticipate any other significant changes to unrecognized income tax benefits over the next year.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits balance at January 1, 2007	$4,000
Gross increases for tax positions of prior years	—
Gross decreases for tax positions of prior years	—
Settlements	—
Lapse of statement of limitations	—
Foreign currency impact	329
Unrecognized tax benefits balance at December 31, 2007	$4,329

As of January 1, 2008, the following tax years remained subject to examination by the major tax jurisdictions:

Major Jurisdictions	Open Years

Austria	2002 through 2007
Canada	2001 through 2007
United States	2003 through 2007

The Company is subject to income taxes in many state and local taxing jurisdictions in the United States and Canada, many of which are still open to tax examinations.  Management does not believe these represent a significant financial exposure to the Company.

4.              Acquisition

On August 22, 2003, MEC Maryland Investments Inc. (“MEC Maryland”), a wholly-owned subsidiary of the Company, acquired a 30% equity interest in AmTote for a total cash purchase price, including transaction costs, of $4.3 million.  On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million.  The results of AmTote have been consolidated from July 26, 2006 and are included in the racing and gaming – PariMax operations segment.  Prior to July 26, 2006, the results of AmTote were accounted for on an equity basis.

The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,691
Other assets	127
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)
Net assets acquired and total purchase price, net of cash acquired	$9,347

5.              Sale of The Meadows

On November 14, 2006, the Company completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively “The Meadows”), each a wholly-owned subsidiary of the Company, through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC (“Oaktree” and together, with PA Meadows, LLC, “Millennium-Oaktree”).  On closing, the Company received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and a holdback agreement, under which $25.0 million is payable to the Company over a five-year period, subject to offset for certain indemnification obligations.  Under the terms of the holdback agreement, the Company agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows as defined in the holdback agreement, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC.  The Company also entered into a racing services agreement whereby the Company pays $50 thousand per annum and continues to operate, for its own account, the racing operations at The Meadows for at least five years.  On December 12, 2007, Cannery Casino Resorts, LLC, the parent company of Millennium-Oaktree, announced it had entered into an agreement to sell Millennium-Oaktree to Crown Limited.  If the deal is consummated, either party to the racing services agreement will have the option to terminate the arrangement.  The transaction proceeds of $171.8 million were allocated to the assets of The Meadows as follows: (i) $7.2 million was allocated to the long-lived assets representing the fair value of the underlying real estate and fixed assets based on appraised values; and (ii) $164.6 million was allocated to the intangible assets representing the fair value of the racing/gaming licenses based on applying the residual method to determine the fair value of the intangible assets.  On the closing date of the transaction, the net book value of the long-lived assets was $18.4 million, resulting in a non-cash impairment loss of $11.2 million relating to the long-lived assets, and the net book value of the intangible assets was $32.6 million, resulting in a gain of $132.0 million on the sale of the intangible assets.  This gain was reduced by $5.6 million, representing the net present value of the operating losses expected over the term of the racing services agreement.  Accordingly, the net gain recognized by the Company on the disposition of the intangible assets was $126.4 million for the year ended December 31, 2006.

Given that the racing services agreement was effectively a lease of property, plant and equipment and since the amount owing under the holdback note is to be paid to the extent of available cash flows as defined in the holdback agreement, the Company was deemed to have continuing involvement with the long-lived assets for accounting purposes.  As a result, the sale of The Meadows’ real estate and fixed assets was precluded from sales recognition and not accounted for as a sale-leaseback, but rather using the financing method of accounting under U.S. GAAP.  Accordingly, $12.8 million of the proceeds were deferred, representing the fair value of long-lived assets of $7.2 million and the net present value of the operating losses expected over the term of the racing services agreement of $5.6 million, and recorded as “other long-term liabilities” on the consolidated balance sheet at the date of completion of the transaction.  The deferred proceeds are being recognized in the consolidated statements of operations and comprehensive loss over the five-year term of the racing services agreement and/or at the point when the sale-leaseback subsequently qualifies for sales recognition.  For the year ended December 31, 2007, the Company recognized $1.8 million of the deferred proceeds in income, which is recorded as an offset to racing and gaming “general and administrative” expenses on the accompanying consolidated statements of operations and comprehensive loss.  With respect to the $25.0 million holdback agreement, the Company will recognize this consideration upon the settlement of the indemnification obligations and as payments are received (refer to Note 16[l]).

6.              Assets Held for Sale

[a]          In November and December 2007, the Company entered into sale agreements for three parcels of excess real estate comprising approximately 825 acres in Porter, New York, subject to the completion of due diligence by the purchasers and customary closing conditions.  These sale transactions were completed on December 28, 2007, January 7, 2008 and January 10, 2008 for total cash consideration of $1.7 million, net of transaction costs.  At December 31, 2007, the two parcels of real estate for which the sale had not been completed are reflected as “assets held for sale” on the consolidated balance sheets.  The net proceeds received on closing were used to repay a portion of the bridge loan facility of up to $80.0 million with a subsidiary of MID subsequent to year end.

[b]         On December 21, 2007, the Company entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna International Inc. (“Magna”), a related party, for a purchase price of Euros 20.0 million (U.S. $29.4 million), subject to customary closing adjustments.  The closing of the transaction is expected to occur during the first quarter of 2008 following the satisfaction of customary closing conditions including the receipt of all necessary regulatory approvals.  Of the net proceeds that are expected to be received on closing, Euros 7.5 million is required to be used to repay a portion of a Euros 15.0 million term loan facility and the remaining portion of the net proceeds is required to be used to repay a portion of the bridge loan facility of up to $80.0 million with a subsidiary of MID.

[c]          On August 9, 2007, the Company announced its intention to sell real estate properties located in Dixon, California and Ocala, Florida.  The Company has initiated an active program to locate potential buyers for these properties and has listed the properties for sale with a real estate broker.  Accordingly, at December 31, 2007, these real estate properties are classified as “assets held for sale” on the consolidated balance sheets in accordance with Statement of Financial Accounting Standard No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS 144”).  In accordance with the terms of the Company’s bridge loan agreement with a subsidiary of MID, the Company is required to use the net proceeds from the sale of these real estate properties to pay down principal amounts outstanding under the bridge loan and the amount of such net proceeds will permanently reduce the committed amount of the bridge loan.

[d]         The Company’s assets held for sale and related liabilities at December 31, 2007 and 2006 are shown below.  All assets held for sale and related liabilities are classified as current at December 31, 2007 as the assets and related liabilities described in sections [a] through [c] above are expected to be sold within one year from the consolidated balance sheet date.

	December 31,
	2007	2006
ASSETS
Real estate properties, net
Dixon, California	$19,139	$18,711
Ocala, Florida	8,407	8,427
Ebreichsdorf, Austria	6,619	5,935
Porter, New York [i]	1,493	2,990
	$35,658	$36,063
LIABILITIES
Future tax liabilities	$1,047	$1,047

[i]             The Company entered into sale agreements for three parcels of excess real estate comprising 825 acres in Porter, New York.  The Company recognized a non-cash impairment loss of $1.3 million for the year ended December 31, 2007, which represents the excess of the carrying value of the assets over the fair value.  The impairment loss is included in the real estate and other operations segment.

[e]          On September 12, 2007, the Company’s Board of Directors approved a debt elimination plan designed to eliminate net debt by generating funding from the sale of certain assets, entering into strategic transactions involving the Company’s racing, gaming and technology operations, and a possible future equity issuance (refer to Note 1).  In addition to the sales of real estate described in sections [a] through [c] above, the debt elimination plan also contemplates the sale of real estate properties located in Aventura and Hallandale, Florida, both adjacent to Gulfstream Park and in Anne Arundel County, Maryland, adjacent to Laurel Park.  The Company also intends to explore selling its membership interests in the mixed-use developments at Gulfstream Park in Florida and Santa Anita Park in California that the Company is pursuing under joint venture arrangements with Forest City Enterprises, Inc. (“Forest City”) and Caruso Affiliated, respectively.  The Company also intends to sell Great Lakes Downs in Michigan; Thistledown in Ohio; and its interest in Portland Meadows in Oregon.  The Company also intends to explore other strategic transactions involving other racing, gaming and technology operations, including: partnerships or joint ventures in respect of the existing gaming facility at Gulfstream Park; partnerships or joint ventures in respect of potential alternative gaming operations at certain of the Company’s other racetracks that currently do not have gaming operations; the possible sale of Remington Park, a horse racetrack and gaming facility in Oklahoma City;

and transactions involving the Company’s technology operations, which may include one or more of the assets that comprise the Company’s PariMax business.

[i]             For those properties that have not been classified as held for sale as noted in sections [a] through [c] above, the Company has determined that they do not meet all of criteria required in SFAS 144 for the following reasons and, accordingly, these assets continue to be classified as held and used at December 31, 2007:

Real estate properties located in Aventura and Hallandale, Florida (adjacent to Gulfstream Park):  At December 31, 2007 the Company had not established a selling price for these properties since it had not completed its market price analysis.  Also, the Company had not initiated an active program to locate a buyer for these assets as the properties had not been listed for sale with an external agent and were not being actively marketed for sale.

Real estate property in Anne Arundel County, Maryland (adjacent to Laurel Park):  At December 31, 2007, the Company had not established a selling price for this property since it had not completed its market price analysis.  Also, the Company had not initiated an active program to locate a buyer for this asset as the property had not been listed for sale with an external agent and was not being actively marketed for sale.  In addition, given the near term potential for a legislative change to permit video lottery terminals at Laurel Park and the possible effect on the Company’s development plans for the overall property is such that at December 31, 2007, the Company does not expect to complete the sale of this asset within one year.

Membership interest in the mixed-use development at Gulfstream Park with Forest City and membership interest in the mixed-use development at Santa Anita Park with Caruso Affiliated:  At December 31, 2007, the Company had not established a selling price for either of these assets since it had not completed its market analysis and independent appraisal process.  As such, these assets were not being actively marketed for sale at a price that is reasonable in relation to their current fair value.

[ii]          The following assets have met the criteria of SFAS 144 to be reflected as assets held for sale and also met the requirements to be reflected as discontinued operations at December 31, 2007 and have been presented accordingly:

Great Lakes Downs: In October 2007, the property was listed for sale with a real estate broker.  The 2007 race meet at Great Lakes Downs concluded on November 4, 2007 and the facility was then closed.  In order to facilitate the sale of this property, the Company re-acquired Great Lakes Downs from Richmond Racing Co., LLC in December 2007 pursuant to a prior existing option right.

Thistledown and Remington Park: In September 2007, the Company engaged a U.S. investment bank, to assist in soliciting potential purchasers and managing the sale process for certain assets contemplated in the debt elimination plan.  In October 2007, the U.S. investment bank initiated an active program to locate potential buyers and began marketing these assets for sale.

Portland Meadows: In November 2007, the Company initiated an active program to locate potential buyers and began marketing this asset for sale.

7.              Discontinued Operations

[a]          For the year ended December 31, 2007

As part of the debt elimination plan approved by the Board of Directors (refer to Note 6[e]), the Company intends to sell Great Lakes Downs in Michigan, Thistledown in Ohio, Portland Meadows in Oregon and Remington Park in Oklahoma City.  Accordingly, at December 31, 2007, these operations have been classified as discontinued operations.

[b]         For the year ended December 31, 2006

[i]             On November 1, 2006, a wholly-owned subsidiary of the Company completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna, for a sale value of Euros 30.0 million (U.S. $38.3 million), which included cash consideration of Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt assumed by Magna.  The Company recognized a gain on disposition of approximately $20.9 million, net of tax, which was recorded as a contribution of equity in contributed surplus on the consolidated balance sheets.

[ii]          On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna, for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs.  The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company’s carrying value of the assets disposed over their fair values at the date of disposition.  Of the sale proceeds, Cdn. $32.6 million (U.S. $29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

[iii]       On May 26, 2006, the Company completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of approximately $1.5 million.

[c]          The Company’s results of operations related to discontinued operations for the three months and years ended December 31, 2007 and 2006 are as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Results of Operations
Revenues	$28,860	$31,002	$122,200	$142,534
Costs and expenses	29,681	31,347	120,873	133,303
	(821)	(345)	1,327	9,231
Predevelopment, pre-opening and other costs	343	1,681	447	3,557
Depreciation and amortization	515	1,388	3,976	7,069
Interest expense, net	652	872	2,794	4,984
Equity loss	32	—	—	—
Impairment loss recorded on disposition	—	—	—	1,202
Loss before gain on disposition	(2,363)	(4,286)	(5,890)	(7,581)
Gain on disposition	—	—	—	1,495
Loss before income taxes	(2,363)	(4,286)	(5,890)	(6,086)
Income tax expense (recovery)	—	(160)	—	1,653
Loss from discontinued operations	$(2,363)	$(4,126)	$(5,890)	$(7,739)

The Company’s assets and liabilities related to discontinued operations at December 31, 2007 and 2006 are shown below.  All assets and liabilities related to discontinued operations are classified as current at December 31, 2007 as they are expected to be sold within one year from the consolidated balance sheet date.

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,078	$10,636
Restricted cash	7,069	5,133
Accounts receivable	3,424	3,939
Inventories	327	267
Prepaid expenses and other	1,341	291
Real estate properties, net	39,094	—
Fixed assets, net	11,531	—
Other assets, net	106	—
	71,970	20,266
Real estate properties, net	—	38,048
Fixed assets, net	—	12,408
Other assets, net	—	74
	—	50,530
	$71,970	$70,796
LIABILITIES
Current liabilities:
Accounts payable	$8,964	$6,803
Accrued salaries and wages	797	1,118
Other accrued liabilities	5,091	5,593
Long-term debt due within one year	23	30
Due to parent (refer to Note 15[a][v])	397	285
Deferred revenue	1,257	1,887
Long-term debt	115	—
Long-term debt due to parent (refer to Note 15[a][v])	26,143	—
Other long-term liabilities	760	—
	43,547	15,716
Long-term debt	—	138
Long-term debt due to parent (refer to Note 15[a][v])	—	30,106
Other long-term liabilities	—	708
	—	30,952
	$43,547	$46,668

8.              Write-down of Long-lived Assets

The Company’s long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  If such events or changes in circumstances are present, the Company assesses the recoverability of the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows.  If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and appraisals, is charged to operations in the period in which such impairment is determined by management.  The long-lived assets consist of fixed assets and real estate properties.

Write-downs and impairment losses relating to long-lived assets recognized are as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2007 [i]	2006 [ii]	2007 [i]	2006 [ii]
Porter, New York real estate	$(136)	$—	$1,308	$—
Magna Racino™	—	76,166	—	76,166
The Meadows	—	11,182	—	11,182
Residential development real estate	—	1,279	—	1,279
	$(136)	$88,627	$1,308	$88,627

[i]             The Company entered into sale agreements for three parcels of excess real estate comprising 825 acres in Porter, New York. The Company recognized a non-cash impairment loss of $1.3 million for the year ended December 31, 2007, which represents the excess of the carrying value of the assets over the fair value, less selling costs.  The impairment loss is included in the real estate and other operations segment (refer to Note 6[a]).

[ii]          The Company tested Magna Racino™’s long-lived assets for impairment upon completion of its 2007 business plan.  The Company used an expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, and external valuation reports to determine the fair value of the long-lived assets.  Expectations regarding revenue growth and new customer acquisition had not materialized as revenue growth for the year ended December 31, 2006 had leveled off, which was reflected in the future revenue projections of Magna Racino™’s 2007 business plan.  Based on Magna Racino™’s 2007 business plan, its estimated undiscounted cash flows were not sufficient to recover the carrying value of its long-lived assets.  Accordingly, a non-cash impairment charge of $76.2 million was required of the long-lived assets for the year ended December 31, 2006, which is included in the racing and gaming operations segment.

On February 7, 2007, MID acquired all of the Company’s interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million).  The Company recognized a non-cash impairment loss of $1.3 million related to this parcel of residential development land for the year ended December 31, 2006, which is included in the real estate and other operations segment (refer to Note 15[g]).

On November 14, 2006, the Company completed The Meadows transaction and performed impairment testing of these assets as of the date immediately prior to completion of the transaction.  Based on this analysis, the Company recognized a non-cash impairment loss of $11.2 million of The Meadows’ long-lived assets for the year ended December 31, 2006, which is included in the racing and gaming operations segment (refer to Note 5).

9.     Bank Indebtedness

The Company’s bank indebtedness consists of the following short-term bank loans:

	December 31,
	2007	2006
$ 40.0 million senior secured revolving credit facility [i]	$34,891	$—
$ 7.5 million revolving loan facility [ii]	3,499	6,515
$ 3.0 million revolving credit facility [iii]	824	—
	$39,214	$6,515

[i]             The Company has a $40.0 million senior secured revolving credit facility with a Canadian financial institution, which was scheduled to mature on January 31, 2008, but subsequent to year end was amended and extended to March 31, 2008 (refer to Note 18[b]).  The credit facility is available by way of U.S. dollar loans and letters of credit.  Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company.  At December 31, 2007, the Company had borrowings of $34.9 million (December 31, 2006 – nil) under the credit facility and had issued letters of credit totaling $4.3 million (December 31, 2006 — $24.7 million), such that $0.8 million was unused and available.  The loans under the facility bear interest at the U.S. Base rate plus 5% or the London Interbank Offered Rate (“LIBOR”) plus 6%.  The weighted average interest rate on the loans outstanding under the credit facility at December 31, 2007 was 11.0% (December 31, 2006 – nil).

[ii]          A wholly-owned subsidiary of the Company that owns and operates Santa Anita Park has a $7.5 million revolving loan agreement under its existing credit facility with a U.S. financial institution, which was scheduled to mature on October 8, 2007, but on October 2, 2007, was amended and extended to October 31, 2012.  The revolving loan agreement requires that the aggregate outstanding principal be fully repaid for a period of 60 consecutive days during each year, is guaranteed by the Company’s wholly-owned subsidiary, the Los Angeles Turf Club, Incorporated (“LATC”) and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. (“SAC”) and a pledge of all of the outstanding capital stock of LATC and SAC.  At December 31, 2007, the Company had borrowings of $3.5 million (December 31, 2006 — $6.5 million) under the revolving loan agreement.  Borrowings under the revolving loan agreement bear interest at the U.S. Prime rate.  The weighted average interest rate on the borrowings outstanding under the revolving loan agreement at December 31, 2007 was 7.3% (December 31, 2006 – 8.3%).

[iii]       On May 11, 2007, a wholly-owned subsidiary of the Company, AmTote, completed a refinancing of its existing credit facilities with a U.S. financial institution.  The refinancing includes: (i) a $3.0 million revolving credit facility to finance working capital requirements, available by way of U.S. dollar loans and letters of credit, bearing interest at LIBOR plus 2.75%, with a maturity date of May 1, 2008; (ii) a $4.2 million term loan for the repayment of AmTote’s debt outstanding under its existing term loan facilities, bearing interest at LIBOR plus 3.0%, with a maturity date of May 11, 2011 (refer to Note 10); and (iii) an equipment loan of up to $10.0 million to finance up to 80% of eligible capital costs related to tote service contracts, bearing interest at LIBOR plus 3.0%, with a maturity date of May 11, 2012 (refer to Note 10).  Loans under the credit facilities are secured by a first charge on the assets and a pledge of stock of AmTote.

At December 31, 2007, the Company had borrowed $0.8 million under the $3.0 million revolving credit facility, which has a weighted average interest rate at December 31, 2007 of 7.7%.

[iv]      At December 31, 2007, the Company is in compliance with all of the above noted loan agreements and related covenants.

10.  Long-term Debt

[a]          The Company’s long-term debt consists of the following:

	December 31,
	2007	2006

Term loan facility, amended on October 2, 2007, bearing interest at LIBOR plus 2.0% per annum (7.2% at December 31, 2007; 6.7% at December 31, 2006) with a maturity date of October 31, 2012. The facility is guaranteed by LATC and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and SAC and a pledge of all of the outstanding capital stock of LATC and SAC.  The term loan facility contains cross-default provisions to the Company’s senior secured revolving credit facility.  At December 31, 2007, the term loan is fully drawn and is repayable in monthly principal amounts of $375 thousand until maturity.

	$66,375	$64,167

Term loan facility of Euros 15.0 million, amended on December 16, 2007, bearing interest at the three-month Euro Interbank Offered Rate plus 2.0% per annum (6.8% at December 31, 2007; 5.5% at December 31, 2006) and is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At December 31, 2007, the term loan is fully drawn and is repayable in two installments of Euros 7.5 million, due on each of February 29, 2008 and December 31, 2008 (refer to Note 18[d]).	22,073	19,794

Capital leases (imputed interest rate of 8.5%) maturing April 1, 2027, secured by buildings and improvements at Lone Star Park at Grand Prairie.	15,380	15,519

Term loan facility, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (7.3% at December 31, 2007; 8.0% at December 31, 2006) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The loan is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club (“MJC”).

	6,343	6,874

Bank term loan of up to Euros 4.0 million, amended on July 24, 2007, bearing interest at Euro Overnight Index Average rate (“EONIA”) plus 3.0% per annum (6.6% at December 31, 2007) with a maturity date of July 31, 2008. The bank term loan at December 31, 2006 bore interest at EONIA plus 1.1% per annum (4.8% at December 31, 2006). A European subsidiary has provided two first mortgages on real estate properties as security for this facility (refer to Note 18[c]).	3,580	5,938

Term loan facility of $4.2 million, bearing interest at LIBOR plus 3.0% per annum (8.0% at December 31, 2007) with a maturity date of May 11, 2011. The term loan is repayable in monthly principal and interest payments. The loan is secured by a first charge on the assets and a pledge of stock of AmTote.	3,301	—

Term loan facility, bearing interest at 7.7% per annum, with a maturity date of June 7, 2017. On June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2011. The loan is secured by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	3,053	4,030

Equipment loan of up to $10.0 million to finance up to 80% of eligible capital costs related to tote service contracts, bearing interest at LIBOR plus 3.0% per annum (8.2% at December 31, 2007) with a maturity date of May 11, 2012. The equipment loan is repayable in monthly principal and interest payments. The loan is secured by a first charge on the assets and a pledge of stock of AmTote.	1,974	—

Other loans of various subsidiaries, including equipment loans, with interest rates ranging from 4.9% to 7.0%.	328	808

Term loan facility of Euros 15.0 million, which bore interest at 4.0% per annum and was fully repaid on February 9, 2007.	—	19,794

Obligation to pay $18.3 million on exercise of either the put or call option to acquire the remaining voting and equity interests in MJC, which bore interest at the six-month LIBOR. The option was exercised on September 24, 2007 and the obligation was fully repaid on October 5, 2007.	—	18,312

Construction loan facility of up to $16.6 million with the general contractor for the reconstruction of the racetrack facilities at Gulfstream Park, which bore interest at the U.S. Prime rate plus 0.4% per annum and was fully repaid on May 17, 2007.	—	10,617

Term loan facility, which bore interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum and was fully repaid on February 16, 2007.	—	9,187

Term loan facilities of $1.75 million and $1.25 million, which bore interest at the U.S. Prime rate plus 1.25% per annum and were fully repaid on May 11, 2007.	—	2,448

Revolving term loan facility of $3.0 million, which bore interest at the U.S. Prime rate plus 1.0% per annum and was fully repaid on May 11, 2007.	—	1,957
	122,407	179,445
Less: due within one year	(32,727)	(85,724)
	$89,680	$93,721

At December 31, 2007, the Company is in compliance with all of these long-term debt agreements and related financial covenants.

The overall weighted average interest rate on long-term debt, long-term debt due to parent and convertible subordinated notes at December 31, 2007 was 9.2% (December 31, 2006 – 8.3%).

[b]   Future principal repayments on long-term debt at December 31, 2007 are as follows:

	Continuing Operations	Discontinued Operations	Total
2008	$32,727	$23	$32,750
2009	7,026	23	7,049
2010	7,079	13	7,092
2011	8,348	8	8,356
2012	49,910	8	49,918
Thereafter	17,317	63	17,380
	$122,407	$138	$122,545

11.  Capital Stock

[a]

Changes in Class A Subordinate Voting Stock and Class B Stock for the three months and year ended December 31, 2007 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A
	Subordinate Voting Stock		Class B Stock		Total
	Number of	Stated	Number of	Stated	Number of	Stated
	Shares	Value	Shares	Value	Shares	Value
Issued and outstanding at December 31, 2006	49,055	$319,087	58,466	$394,094	107,521	$713,181
Issued under the Long-term Incentive Plan	204	741	—	—	204	741
Issued and outstanding at March 31, 2007 and June 30, 2007	49,259	319,828	58,466	394,094	107,725	713,922
Issued under the Long-term Incentive Plan	1	5	—	—	1	5
Issued and outstanding at September 30, 2007	49,260	319,833	58,466	394,094	107,726	713,927
Issued under the Long-term Incentive Plan	10	21	—	—	10	21
Issued under the Private Placement [i]	8,889	19,581	—	—	8,889	19,581
Issued and outstanding at December 31, 2007	58,159	$339,435	58,466	$394,094	116,625	$733,529

[i]             On October 29, 2007, the Company completed a private placement of the Company’s Class A Subordinate Voting Stock to Fair Enterprise and received proceeds of $19.6 million, net of transaction costs of $0.4 million.  Pursuant to the terms of the subscription agreement entered into on September 13, 2007, Fair Enterprise was issued 8.9 million shares of Class A Subordinate Voting Stock at a price of $2.25 per share.  The price per share was set at the greater of (i) 90% of the volume weighted average price per share of Class A Subordinate Voting Stock on NASDAQ for the five trading days commencing on September 13, 2007; and (ii) U.S. $1.91, being 100% of the volume weighted average price per share of Class A Subordinate Voting Stock on NASDAQ for the five trading days immediately preceding September 13, 2007 (the date of announcement of the private placement).  Prior to this transaction, Fair Enterprise owned approximately 7.5% of the issued and outstanding Class A Subordinate Voting Stock.  Upon completion of the private placement, the percentage of Class A Subordinate Voting Stock beneficially owned by Fair Enterprise has increased to approximately 21.6% of the issued and outstanding Class A Subordinate Voting Stock, representing approximately 10.8% of the equity of the Company.  The shares of Class A Subordinate Voting Stock issued pursuant to the subscription agreement were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

[b]

The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding at December 31, 2007 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding	58,159
Class B Stock outstanding	58,466
Options to purchase Class A Subordinate Voting Stock	4,950
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824
151,675

12.       Long-term Incentive Plan

The Company’s Long-term Incentive Plan (the “Plan”) (adopted in 2000 and amended in 2007) allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 9.2 million shares of Class A Subordinate Voting Stock remain available to be issued under the Plan, of which 7.8 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan.

During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which awarded performance shares of Class A Subordinate Voting Stock under the Plan.  The number of shares of Class A Subordinate Voting Stock underlying the performance share awards were based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors of the Company.  These performance shares vested over a six or eight month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal installments.  The first distribution occurred in March 2006 and the second distribution occurred in March 2007.  During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and 2,392 performance share awards were issued with a nominal stated value.  At December 31, 2005, there were 199,471 performance share awards vested with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and no non-vested performance share awards.  During the year ended December 31, 2006, 131,751 of these vested performance awards were issued with a stated value of $0.8 million and 4,812 were forfeited.  Accordingly, at December 31, 2006, there were 62,908 vested performance shares remaining to be issued under this 2005 incentive compensation arrangement.  During the year ended December 31, 2007, all of these performance shares were issued with a stated value of $0.2 million.  At December 31, 2007, there are no performance shares to be issued under the 2005 incentive compensation arrangement.  The Company recognized no compensation expense related to the 2005 incentive compensation arrangement for the years ended December 31, 2007 and 2006.

In 2006, the Company continued the incentive compensation program as described in the immediately preceding paragraph.  The program was similar in all respects except that the 2006 performance shares vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, in March 2007.  During the year ended December 31, 2006, 162,556 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 1,616 performance share awards were issued with a nominal stated value and 42,622 performance share awards were forfeited.  At December 31, 2006, there were 118,318 performance share awards vested with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share and no non-vested performance share awards.  During the year ended December 31, 2007, 111,841 of these vested performance awards were issued with a stated value of $0.4 million and 6,477 were forfeited.  Accordingly, at December 31, 2007, there are no performance shares to be issued under the 2006 incentive compensation arrangement.  The Company recognized no compensation expense related to the 2006 incentive compensation arrangement for the year ended December 31, 2007 (for the year ended December 31, 2006 — $0.8 million).

At December 31, 2007, there is no unrecognized compensation expense related to these performance share award arrangements.

During the year ended December 31, 2007, 40,942 shares with a stated value of $0.2 million (for the year ended December 31, 2006 — 25,896 shares with a stated value of $0.2 million) were issued to Company directors in payment of services rendered.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company’s Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant.  Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

Information with respect to shares subject to option is as follows (number of shares subject to option in the following table are expressed in whole numbers and have not been rounded to the nearest thousand):

			Weighted Average
	Shares Subject to Option		Exercise Price
	2007	2006	2007	2006
Balance outstanding at January 1	4,905,000	4,827,500	$6.08	$6.14
Forfeited or expired[i]	(166,000)	—	6.74	—
Balance outstanding at March 31	4,739,000	4,827,500	6.06	6.14
Forfeited or expired[i]	(25,000)	(64,000)	5.71	6.80
Balance outstanding at June 30	4,714,000	4,763,500	6.07	6.13
Granted	390,000	—	3.20	—
Forfeited or expired[i]	(14,000)	—	5.20	—
Balance outstanding at September 30	5,090,000	4,763,500	5.85	6.13
Granted	—	200,000	—	5.25
Forfeited or expired[i]	(140,000)	(58,500)	6.92	7.13
Balance at December 31	4,950,000	4,905,000	$5.82	$6.08

[i]             For the three months and years ended December 31, 2007 and 2006, options forfeited or expired were as a result of employment contracts being terminated and voluntary employee resignations.  No options that were forfeited were subsequently reissued.

Information regarding stock options outstanding is as follows:

	Options Outstanding		Options Exercisable
	2007	2006	2007	2006
Number	4,950,000	4,905,000	4,406,334	4,412,968
Weighted average exercise price	$5.82	$6.08	$5.99	$6.08
Weighted average remaining contractual life (years)	3.6	4.2	2.9	3.8

At December 31, 2007, the 4,950,000 stock options outstanding had exercise prices ranging from $2.78 to $7.00 per share. The average fair value of the stock option grants for the year ended December 31, 2007 was $1.36 (for the year ended December 31, 2006 — $2.26) using the Black-Scholes option valuation model.  The fair value of stock option grants was estimated at the date of grant using the following assumptions:

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Risk free interest rates	N/A	4.4%	4.15%	4.4%
Dividend yields	N/A	—	—	—
Volatility factor of expected market price of Class A Subordinate Voting Stock	N/A	0.510	0.559	0.510
Weighted average expected life (years)	N/A	4.00	5.00	4.00

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The compensation expense recognized for the year ended December 31, 2007 related to stock options was approximately $0.6 million (for the year ended December 31, 2006 — $1.4 million).  At December 31, 2007, the total unrecognized compensation expense related to stock options is $0.4 million, which is expected to be recognized into expense over a period of 3.7 years.

For the year ended December 31, 2007, the Company recognized total compensation expense of $0.6 million (for the year ended December 31, 2006 — $2.3 million) relating to performance share awards, director compensation and stock options under the Plan.

13.       Other Paid-in-Capital

Other paid-in-capital consists of accumulated stock option compensation expense less the fair value of stock options at the date of grant that have been exercised and reclassified to share capital.  Changes in other paid-in-capital for the three months and years ended December 31, 2007 and 2006 are shown in the following table:

	2007	2006
Balance at January 1	$1,410	$—
Stock-based compensation expense	73	772
Balance at March 31	1,483	772
Stock-based compensation expense	70	289
Balance at June 30	1,553	1,061
Stock-based compensation expense	463	135
Balance at September 30	2,016	1,196
Stock-based compensation expense	15	214
Balance at December 31	$2,031	$1,410

14.       Loss Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
	Basic and	Basic and	Basic and	Basic and
	Diluted	Diluted	Diluted	Diluted
Loss from continuing operations	$(40,617)	$(8,357)	$(107,869)	$(79,612)
Loss from discontinued operations	(2,363)	(4,126)	(5,890)	(7,739)
Net loss	$(42,980)	$(12,483)	$(113,759)	$(87,351)

Weighted average number of shares outstanding:
Class A Subordinate Voting Stock	55,420	49,044	50,753	48,995
Class B Stock	58,466	58,466	58,466	58,466
Diluted weighted average number of shares outstanding	113,886	107,510	109,219	107,461

Loss per share:
Continuing operations	$(0.36)	$(0.08)	$(0.99)	$(0.74)
Discontinued operations	(0.02)	(0.04)	(0.05)	(0.07)
Loss per share	$(0.38)	$(0.12)	$(1.04)	$(0.81)

As a result of the net loss for the three months and year ended December 31, 2007, options to purchase 4,950,000 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since their effect is anti-dilutive.

As a result of the net loss for the three months and year ended December 31, 2006, options to purchase 4,905,000 shares, notes convertible into 30,100,124 shares and 179,769 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

15.       Transactions with Related Parties

[a]          The Company’s indebtedness and long-term debt due to parent consists of the following:

	December 31,
	2007	2006
Bridge loan facility [i]	$35,889	$—
Gulfstream Park project financing
Tranche 1 [ii]	130,324	131,350
Tranche 2 [iii]	24,304	18,617
Tranche 3 [iv]	13,593	—
	204,110	149,967
Less: due within one year	(137,003)	(2,823)
	$67,107	$147,144

[i]             Bridge Loan Facility

                        On September 12, 2007, the Company entered into a bridge loan agreement with a subsidiary of MID pursuant to which up to $80.0 million of financing will be made available to the Company, subject to certain conditions.  The bridge loan matures on May 31, 2008, is non-revolving and bears interest at a rate of LIBOR plus 10.0% per annum, which increased to LIBOR plus 1.0% on December 31, 2007.  If, by February 29, 2008, the Company has not entered into agreements acceptable to MID for asset sales that would yield aggregate net proceeds sufficient to repay the entire outstanding loan amount, the interest rate increases by an additional 1.0% per annum.  An arrangement fee of $2.4 million was paid to MID on closing and there is a commitment fee equal to 1.0% per annum (payable in arrears) on the undrawn portion of the $80.0 million maximum loan commitment.  In addition, on February 29, 2008, there is an additional arrangement fee equal to 1.0% of the maximum principal amount then available under this facility.  The bridge loan is required to be repaid by way of the payment of the net proceeds of any asset sale, any equity offering (other than the Fair Enterprise private placement) or any debt offering, subject to specified amounts required to be paid to eliminate other prior-ranking indebtedness.  The bridge loan is secured by essentially all of the assets of the Company and by guarantees provided by certain subsidiaries of the Company.  The guarantees are secured by charges over the lands owned by Golden Gate Fields, Santa Anita Park and Thistledown, and charges over the lands in Dixon, California and Ocala, Florida, as well as by pledges of the shares of certain of the Company’s subsidiaries.  The bridge loan is also cross-defaulted to all other obligations to MID and to other significant indebtedness of the Company and certain of its subsidiaries.  Pursuant to the terms of the bridge loan, advances after January 15, 2008 are subject to MID being satisfied that the Company’s $40.0 million senior secured revolving credit facility will be further extended to at least April 30, 2008 or that satisfactory refinancing of that facility has been arranged.  In addition, the first advance that would result in the then outstanding loan amount under the bridge loan exceeding $40.0 million is subject to MID being satisfied that the Company is in compliance with, can reasonably be expected to be able to implement, and is using all commercially reasonable efforts to implement the debt elimination plan.

                        During the year ended December 31, 2007, the Company received loan advances of $38.0 million, incurred interest expense and commitment fees of $1.2 million, and repaid interest and commitment fees of $0.8 million, such that at December 31, 2007, $38.4 million was outstanding under the bridge loan facility, including $0.2 million of accrued interest and commitment fees payable.  During the year ended December 31, 2007, the Company incurred $4.2 million of loan origination costs and amortized $1.8 million of loan origination costs, such that at December 31, 2007, $2.5 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.  The weighted average interest rate on the borrowings outstanding under the bridge loan at December 31, 2007 is 16.2%.

                        In July 2005, as amended on July 26, 2006 and September 29, 2006, a subsidiary of MID provided to the Company a non-revolving bridge loan facility of up to $119.0 million available in three tranches.  An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company, a third arrangement fee of $0.5 million was paid when the third tranche was made available to the Company and a fourth arrangement fee of $0.2 million was paid in connection with the amendments on September 29, 2006.  In connection with the amendments on July 26, 2006, there was an extension fee of $0.5 million (0.5% of the amount of the bridge loan then outstanding).  This bridge loan facility was fully repaid on November 14, 2006.

                        For the year ended December 31, 2006, $37.7 million was advanced under the bridge loan, $111.8 million was repaid and $5.7 million of net loan origination costs were amortized, such that at December 31, 2006 no amounts remained outstanding under the bridge loan.  In addition, for the year ended December 31, 2006, $9.7 million of commitment fees and interest expense were incurred related to the bridge loan, of which no amounts remained outstanding at December 31, 2006.

[ii]          Gulfstream Park Project Financing – Tranche 1

In December 2004, certain of the Company’s subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MID, for the reconstruction of facilities at Gulfstream Park.  This project financing arrangement was amended on July 22, 2005 in connection with the Remington Park loan as described in note 15[a][v] below.  The project financing was made by way of progress draw advances to fund reconstruction.  The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006.  Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID’s notional cost of borrowing under its floating rate credit facility, compounded monthly.  After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, interest was capitalized to the principal balance of the loan.  Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date.  The loan contains cross-guarantee, cross-default and cross-collateralization provisions.  The loan is guaranteed by the Company’s subsidiaries that own and operate Remington Park and the Palm Meadows Training Center (“Palm Meadows”) and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park and Palm Meadows and over all other assets of Gulfstream Park, Remington Park and Palm Meadows, excluding licenses and permits.  During the year ended December 31, 2007, the Company received no loan advances (for the year ended December 31, 2006 — $24.9 million), incurred interest expense of $13.7 million (for the year ended December 31, 2006 — $12.8 million), repaid interest of $12.5 million (for the year ended December 31, 2006 – nil) and repaid outstanding principal of $2.5 million (for the year ended December 31, 2006 – nil), such that at December 31, 2007, $133.5 million was outstanding under this project financing arrangement, including $1.1 million of accrued interest payable.  At December 31, 2007, net loan origination costs of $3.2 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

On September 12, 2007, certain amendments were made to the Gulfstream Park and Remington Park project financings.  In return for the lender agreeing to waive any applicable make-whole payments for repayments made under either of the project financings prior to May 31, 2008, the required amendments provide, among other things, that under the Gulfstream Park project financing arrangement: (i) Gulfstream Park’s obligations are now guaranteed by the Company; and (ii) $100.0 million of indebtedness under the Gulfstream Park project financings must be repaid by May 31, 2008.

[iii]       Gulfstream Park Project Financing – Tranche 2

On July 26, 2006, certain of the Company’s subsidiaries that own and operate Gulfstream Park entered into an amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $25.8 million, plus lender costs and capitalized interest, to fund the design and construction of phase one of the slots facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 500 slot machines.  The second tranche of the Gulfstream Park financing has a five-year term and bears interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, interest on this tranche was capitalized to the principal balance of the loan.  Beginning January 1, 2007, this tranche requires blended payments of principal and interest based on a 25-year amortization period commencing on that date.  Advances related to phase one of the slots facility were made available by way of progress draw advances and there is no prepayment penalty associated with this tranche.  The Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park’s total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche.  A lender fee of $0.3 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments.  During the year ended December 31, 2007, the Company received loan advances of $5.5 million (for the year ended December 31, 2006 — $18.8 million), incurred interest expense of $2.4 million (for the year ended December 31, 2006 — $0.4 million), repaid accrued interest of $2.2 million (for the year ended December 31, 2006 – nil), and repaid outstanding principal of $0.4 million (for the year ended December 31, 2006 – nil), such that at December 31, 2007, $24.7 million was outstanding under this project financing arrangement, including $0.2 million of accrued interest payable.  At December 31, 2007, net loan origination costs of $0.4 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

[iv]      Gulfstream Park Project Financing – Tranche 3

On December 22, 2006, certain of the Company’s subsidiaries that own and operate Gulfstream Park entered into an additional amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $21.5 million, plus lender costs and capitalized interest, to fund the design and construction of phase two of the slots facility, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 700 slot machines.  This third tranche of the Gulfstream Park financing has a five-year term and bears interest at a rate of 10.5% per annum, compounded semi-annually.  Prior to May 1, 2007, interest on this tranche was capitalized to the principal balance of the loan.  Beginning May 1, 2007, this tranche requires blended payments of principal and interest based on a 25-year amortization period commencing on that date.  Advances related to phase two of the slots facility are made available by way of progress draw advances and there is no prepayment penalty associated with this tranche.  A lender fee of $0.2 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments on January 19, 2007, when the first funding advance was made available to the Company.  During the year ended December 31, 2007, the Company received loan advances of $13.8 million (for the year ended December 31, 2006 – nil), incurred interest expense of $1.0 million (for the year ended December 31, 2006 – nil), repaid accrued interest of $0.7 million (for the year ended December 31, 2006 – nil), and repaid outstanding principal of $0.2 million (for the year ended December 31, 2006 – nil), such that at December 31, 2007, $13.9 million was outstanding under this project financing arrangement, including $0.1 million of accrued interest payable.  At December 31, 2007, net loan origination costs of $0.3 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.

[v]         Remington Park Project Financing

                        In July 2005, the Company’s subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park.  Advances under the loan were made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines.  The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005.  Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID’s notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly.  After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually.  Prior to January 1, 2007, interest was capitalized to the principal balance of the loan.  Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date.  Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan.  The loan is secured by all assets of Remington Park, excluding licenses and permits.  The loan is also secured by a charge over the Gulfstream Park lands and a charge over Palm Meadows and contains cross-guarantee, cross-default and cross-collateralization provisions.  During the year ended December 31, 2007, the Company received no loan advances (for the year ended December 31, 2006 — $12.5 million), incurred interest expense of $3.1 million (for the year ended December 31, 2006 — $3.2 million), repaid accrued interest of $2.8 million (for the year ended December 31, 2006 – nil), and repaid outstanding principal of $4.2 million (for the year ended December 31, 2006 — $5.0 million), such that at December 31, 2007, $27.7 million was outstanding under this project financing arrangement, including $0.2 million of accrued interest payable.  At December 31, 2007, net loan origination costs of $1.2 million have been recorded as a reduction of the outstanding loan balance.  The loan balance is being accreted to its face value over the term to maturity.  The Remington Park project financing has been reflected in discontinued operations (refer to Note 7).

[vi]      Future principal repayments on the indebtedness and long-term debt due to parent at December 31, 2007 are scheduled to occur as follows:

	Continuing Operations	Discontinued Operations	Total
2008	$137,003	$397	$137,400
2009	882	180	1,062
2010	977	199	1,176
2011	1,083	220	1,303
2012	1,199	244	1,443
Thereafter	62,966	25,300	88,266
	$204,110	$26,540	$230,650

[b]         At December 31, 2007, $4.5 million (December 31, 2006 — $6.5 million) of the funds the Company placed into escrow with MID remains in escrow.

[c]          On December 21, 2007, the Company entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna for a purchase price of Euros 20.0 million (U.S. $29.4 million), subject to customary adjustments.  The closing of the transaction is expected to occur during the first quarter of 2008 following the satisfaction of customary closing conditions, including the receipt of all necessary regulatory approvals.  The net proceeds received on closing will be used to repay debt.

[d]         On October 29, 2007, the Company completed a private placement of the Company’s Class A Subordinate Voting Stock to Fair Enterprise and received proceeds of $19.6 million, net of transaction costs of $0.4 million.  Pursuant to the terms of the subscription agreement entered into on September 13, 2007, Fair Enterprise was issued 8.9 million shares of Class A Subordinate Voting Stock at a price of $2.25 per share.  The price per share was set at the greater of (i) 90% of the volume weighted average price per share of Class A Subordinate Voting Stock on NASDAQ for the five trading days commencing on September 13, 2007; and (ii) U.S. $1.91, being 100% of the volume weighted average price per share of Class A Subordinate Voting Stock on NASDAQ for the five trading days immediately preceding September 13, 2007 (the date of announcement of the private placement).  Prior to this transaction, Fair Enterprise owned approximately 7.5% of the issued and outstanding Class A Subordinate Voting Stock.  Upon completion of the private placement, the percentage of Class A Subordinate Voting Stock beneficially owned by Fair Enterprise has increased to approximately 21.6% of the issued and outstanding Class A Subordinate Voting Stock, representing approximately 10.8% of the equity of the Company.  The shares of Class A Subordinate Voting Stock issued pursuant to the subscription agreement were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

[e]          On September 24, 2007, the Company exercised its option to acquire the remaining voting and equity interests in MJC, pursuant to an agreement with certain companies controlled by Joseph De Francis, a member of the Company’s Board of Directors, and Karin De Francis.  Under the terms of the option agreement, the Company paid $18.3 million plus interest on October 5, 2007.

[f]            On June 7, 2007, the Company sold 205 acres of land and buildings, located in Bonsall, California, and on which the San Luis Rey Downs Training Center is situated, to MID for cash consideration of approximately $24.0 million.  The Company also has entered into a lease agreement whereby a subsidiary of the Company will lease the property from MID for a three year period on a triple-net lease basis, which provides for a nominal annual rent in addition to operating costs that arise from the use of the property.  The lease is terminable at any time by either party on four months notice.  The gain on sale of the property of approximately $17.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

[g]         On March 28, 2007, the Company sold a 157 acre parcel of excess land adjacent to the Palm Meadows Training Center, located in Palm Beach County, Florida and certain development rights to MID for cash consideration of $35.0 million.  The gain on sale of the excess land and development rights of approximately $16.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

On February 7, 2007, MID acquired all of the Company’s interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million), which was equal to the carrying value of the land.

On February 7, 2007, MID also acquired a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland for cash consideration of $20.0 million.  The gain on sale of the excess land of approximately $15.8 million, net of tax, has been reported as a contribution of equity in contributed surplus.

The Company has been granted profit participation rights in respect of each of these three properties under which it is entitled to receive 15% of the net proceeds from any sale or development after MID achieves a 15% internal rate of return.

[h]         The Company has entered into a consulting agreement with MID, dated September 12, 2007, under which MID will provide consulting services to the Company’s management and Board of Directors in connection with the debt elimination plan.  The Company is required to reimburse MID for its expenses, but there are no fees payable to MID in connection with the consulting agreement. The consulting agreement may be terminated by either party under certain circumstances.

[i]             A subsidiary of the Company had an option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan.  The option agreement expired on December 15, 2006 and, accordingly, the Company expensed approximately $3.0 million of deferred development costs incurred in pursuit of the Romulus, Michigan racing license.

[j]             On November 1, 2006, a wholly-owned subsidiary of the Company sold its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna for a sale value of Euros 30.0 million (U.S. $38.3 million).  The Company received cash proceeds of approximately Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt was assumed by Magna.  The gain on sale of Fontana Golf Club of approximately $20.9 million, net of tax, is reported as a contribution of equity.  A subsidiary of MID received a fee of $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

[k]          On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs.  The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company’s carrying value of the assets disposed over their fair values at the date of disposition.  A subsidiary of MID received a fee of Cdn. $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

On August 25, 2006, in conjunction with the sale of the Magna Golf Club, the Company entered into an access agreement with Magna for the use of the Magna Golf Club’s golf course and the clubhouse meeting, dining and other facilities.  The agreement, which expires on August 25, 2011, required a one-time payment of $0.3 million.

[l]             On March 31, 2006, the Company sold a non-core real estate property located in the United States to Magna for total proceeds of $5.6 million, net of transaction costs.  The gain on sale of the property of approximately $2.9 million, net of tax, is reported as a contribution of equity.  In accordance with the terms of the senior secured revolving credit facility, the Company used the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

[m]       On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario, Canada.  The agreement, which was retroactive to January 1, 2004, ended on August 25, 2006 as a result of the sale of the Magna Golf Club (refer to Note 15[k]) and stipulated an annual fee of Cdn. $5.0 million.  For the year ended December 31, 2007, no amount (for the year ended December 31, 2006 — $2.9 million) has been recognized in discontinued operations related to this agreement.

[n]         On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Fontana Golf Club in Oberwaltersdorf, Austria.  The agreement, which was retroactive to March 1, 2004, ended on November 1, 2006 as a result of the sale of the Fontana Golf Club (refer to Note 15[j]) and stipulated an annual fee of Euros 2.5 million.  For the year ended December 31, 2007, no amount (for the year ended December 31, 2006 — $2.6 million) has been recognized in discontinued operations related to this agreement.

[o]         During the period from January 1, 2006 to July 26, 2006, the Company paid $2.1 million (for the year ended December 31, 2005 — $2.4 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which the Company had a 30% equity interest up to July 26, 2006.

[p]         During the year ended December 31, 2007, the Company incurred $3.7 million (for the year ended December 31, 2006 — $3.8 million) of rent for facilities and central shared and other services to Magna and its subsidiaries. At December 31, 2007, amounts due to Magna and its subsidiaries is $2.8 million (December 31, 2006 — $1.4 million).

16.       Commitments and Contingencies

[a]          The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack.  These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

[b]         In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees.  Management believes that adequate provisions have been recorded in the accounts where required.  Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

[c]          On May 18, 2007, ODS Technologies, L.P., doing business as TVG Network, filed a summons against the Company, HRTV, LLC and XpressBet, Inc. seeking an order that the defendants be enjoined from infringing certain patents relating to interactive wagering systems and for an award for damages to compensate for the infringement. An Answer to Complaint, Affirmative Defenses and Counterclaims have been filed on behalf of the defendants.  At the present time, the final outcome related to this action cannot be accurately determined by management.

[d]         The Company has letters of credit issued with various financial institutions of $1.1 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company.  The Company also has letters of credit issued under its senior secured revolving credit facility of $4.3 million (refer to Note 9[i]).

[e]          The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries.  At December 31, 2007, these indemnities amounted to $6.3 million with expiration dates through 2009.

[f]            At December 31, 2007, the Company had commitments under operating leases requiring future minimum annual rental payments for the years ending December 31 as follows:

	Continuing Operations	Discontinued Operations	Total
2008	$2,957	$1,536	$4,493
2009	2,270	1,392	3,662
2010	1,952	1,374	3,326
2011	1,096	789	1,885
2012	686	765	1,451
Thereafter	610	23,718	24,328
	$9,571	$29,574	$39,145

Commitments under operating leases do not include contingent rental payments.

For the year ended December 31, 2007, payments under these operating leases amounted to approximately $6.0 million (for the year ended December 31, 2006 — $9.4 million).  The Company also rents or leases certain totalisator equipment and services from third parties, for which the annual payments are contingent upon handle, live race days and other factors.  The Company’s rent expense relating to the totalisator equipment and services was $1.6 million for the year ended December 31, 2007 (for the year ended December 31, 2006 — $3.5 million).

                        The Company occupies land for the Remington Park racing facility under an operating lease that extends through 2013.  The lease also contains options to renew for five 10-year periods after the initial term. The Company is obligated to pay rent based on minimum annual rental payments ranging from $470 thousand to $503 thousand plus one-half of one percent of the pari-mutuel wagers made at the track in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million.  The percentage rent was not applicable for the years ended December 31, 2007 and 2006.

The Company owns an approximate 22% interest in the real property upon which Portland Meadows is located, and also owns the long-term rights to operate the facility pursuant to an operating lease.  The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand.  As the owner of approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense which is reflected in racing and gaming operating costs on the consolidated statements of operations and comprehensive loss.

The racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District (“GPMURD”).  MEC Lone Star, L.P., a wholly-owned subsidiary of the Company, entered into an agreement with GPMURD, whereby it is required to make certain payments to GPMURD in lieu of property taxes.  Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements.  The Company expensed $1.7 million of such payments for the year ended December 31, 2007 (for the year ended December 31, 2006 — $2.1 million).

[g]         Contractual commitments outstanding at December 31, 2007, which related to construction and development projects, amounted to approximately $4.2 million.

[h]         On March 4, 2007, the Company entered into a series of customer-focused agreements with CDI in order to enhance wagering integrity and security, to own and operate HRTV™, to buy and sell horse racing content, and to promote the availability of horse racing signals to customers worldwide.  These agreements involved the formation of a joint venture, TrackNet Media, a reciprocal content swap agreement and the purchase by CDI from the Company of a 50% interest in HRTV™.  TrackNet Media is the vehicle through which the Company and CDI horse racing content is made available to third parties, including racetracks, off-track betting facilities, casinos and advance deposit wagering companies.  TrackNet Media purchases horse racing content from third parties to be made available through the Company’s and CDI’s respective outlets.  Under the reciprocal content swap agreement, the Company and CDI will exchange their respective horse racing signals.  To facilitate the sale of 50% of HRTV™ to CDI, on March 4, 2007, HRTV, LLC was created with an effective date of April 27, 2007.  Both the Company and CDI are required to make quarterly capital contributions, on an equal basis, until October 2009 to fund the operations of HRTV, LLC; however, the Company may under certain circumstances be responsible for additional capital commitments.  The Company’s share of the required capital contributions to HRTV, LLC is expected to be approximately $7.0 million of which $2.0 million has been contributed to December 31, 2007.

[i]             On November 15, 2006, the Company opened the slots facility at Gulfstream Park.  The Company opened the slots facilities despite an August 2006 decision rendered by the Florida First District Court of Appeals that reversed a lower court decision granting summary judgment in favor of “Floridians for a Level Playing Field” (“FLPF”), a group in which Gulfstream Park is a member.  The Court ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative, approved by Floridians in the November 2004 election, was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures.  FLPF filed an application for a rehearing, rehearing en banc before the full panel of the Florida First District Court of Appeals and Certification by the Florida Supreme Court.  On November 30, 2006, in a split decision, the en banc court affirmed the August 2006 panel decision and certified the matter to the Florida Supreme Court, which stayed the appellate court ruling pending its jurisdictional review of the matter.  On September 27, 2007, the Florida Supreme Court ruled that the matter was not procedurally proper for consideration by the court.  Its order effectively remanded the matter to the trial court for a trial on the merits.  A trial on the merits will likely take over a year to fully develop and could take as many as three years to achieve a full factual record and trial court ruling for an appellate court to review.  The Company believes that the August 2006 decision rendered by the Florida First District Court of Appeals is incorrect and that any allegations of fraud in the securing of the petitions will ultimately be disproved at the trial level, and accordingly, the Company has opened the slots facility.  At December 31, 2007, the carrying value of the fixed assets related to the slots facility is approximately $29.6 million.  If the August 2006 decision rendered by the Florida First District Court of Appeals is correct, the Company may incur a write-down of these fixed assets.

[j]             In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of “The Village at Gulfstream Park™”.  That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property.  Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution.  The Company is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed; however, to December 31, 2007, the Company has not made any such contributions.  At December 31, 2007, approximately $42.3 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded by a construction loan and equity contributions from Forest City.  The Company has reflected its share of equity amounts in excess of $15.0 million, of approximately $5.8 million, as an obligation which is included in “other accrued liabilities” on the accompanying consolidated balance sheets.  The Limited Liability Company Agreement also contemplated additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement which were executed upon satisfaction of certain conditions.  Upon the opening of The Village at Gulfstream Park™, construction of which commenced in June 2007, annual cash receipts (adjusted for certain disbursements and reserves) will first be distributed to the Forest City partner, subject to certain limitations, until such time as the initial contribution accounts of the partners are equal.  Thereafter, the cash receipts are generally expected to be distributed to the partners equally, provided they maintain their equal interest in the partnership.  The annual cash payments made to the Forest City partner to equalize the partners’ initial contribution accounts will not exceed the amount of the annual ground rent.

[k]          On September 28, 2006, certain of the Company’s affiliates entered into definitive operating agreements with certain Caruso Affiliated affiliates regarding the proposed development of The Shops at Santa Anita on approximately 51 acres of undeveloped lands surrounding Santa Anita Park.  This development project, first contemplated in an April 2004 Letter of Intent which also addressed the possibility of developing undeveloped lands surrounding Golden Gate Fields, contemplates a mixed-use development with approximately 800,000 square feet of retail, entertainment and restaurants as well as 4,000 parking spaces. Westfield Corporation (“Westfield”), a developer of a neighboring parcel of land, has challenged the manner in which the entitlement process for the development of the land surrounding Santa Anita Park has been proceeding.  On May 16, 2007, Westfield commenced civil litigation in the Los Angeles Superior Court in an attempt to overturn the Arcadia City Council’s approval and granting of entitlements related to the construction of The Shops at Santa Anita.  In addition, on May 21, 2007, Arcadia First! filed a petition against the City of Arcadia to overturn the entitlements and named the Company and certain of its subsidiaries as real parties in interest.  If either Westfield or Arcadia First! is ultimately successful in its challenge, development efforts could potentially be delayed or suspended.  The first hearings on the merits of the petitioners’ claims are scheduled to be heard before the trial judge during the third week of April 2008.  To December 31, 2007, the Company has expended approximately $9.9 million on these initiatives, of which $3.6 million was paid during the year ended December 31, 2007.  These amounts have been recorded as “real estate properties, net” on the accompanying consolidated balance sheets.  Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs; however, to December 31, 2007, the Company has not made any such payments.

[l]             The Meadows participates in a multi-employer defined benefit pension plan for which the pension plan’s total vested liabilities exceed its assets.  An updated actuarial valuation is in the process of being obtained, however, based on allocation information currently provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to The Meadows is approximately $3.7 million.  Effective November 1, 2007, the New Jersey Sports & Exposition Authority withdrew from the plan and effective December 25, 2007, The Meadows also withdrew from the plan.  As part of the indemnification obligations under the holdback agreement with Millennium-Oaktree (refer to Note 5), the withdrawal liability that has been triggered as a result of withdrawal from the plan will be offset against the amount owing to the Company under the holdback agreement.

[m]       MJC was party to agreements with the Maryland Thoroughbred Horsemen’s Association and the Maryland Breeders’ Association, which expired on December 31, 2007, under which the horsemen and breeders each contributed 4.75% of the costs of simulcasting to MJC. Without arrangements similar in effect to these agreements, there would be an increase in costs of approximately $2.0 million. At this time, the Company is uncertain as to the renewal of these agreements on comparable terms.

17.       Segment Information

Operating Segments

The Company’s reportable segments reflect how the Company is organized and managed by senior management.  The Company has two principal operating segments: racing and gaming operations and real estate and other operations.  The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include Gulfstream Park’s racing and gaming operations and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland off-track betting network; (4) Southern U.S. operations include Lone Star Park; (5) Northern U.S. operations include The Meadows and its off-track betting network and the North American production and sales operations for StreuFex™; (6) European operations include Magna Racino™ and the European production and sales operations for StreuFex™; (7) PariMax operations include XpressBet®, HRTV™ to April 27, 2007, MagnaBet™, RaceONTV™, AmTote and the Company’s equity investments in Racing World Limited, TrackNet Media and HRTV, LLC from April 28, 2007; and (8) Corporate and other operations includes costs related to the Company’s corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes the Company’s residential housing development.  Comparative amounts reflected in segment information for the three months and year ended December 31, 2006 and at December 31, 2006 have been reclassified to reflect the operations of Remington Park’s racing and gaming operations and its off-track betting network, Thistledown, Great Lakes Downs and Portland Meadows and the Oregon off-track betting network as discontinued operations.

The Company uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies.  Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA.  However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company’s operating results or cash flows, or as a measure of liquidity.

The accounting policies of each segment are the same as those described in the “Summary of Significant Accounting Policies” sections of the Company’s annual report on Form 10-K for the year ended December 31, 2006.  The following summary presents key information by operating segment:

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
California operations	$36,506	$24,522	$204,262	$206,745
Florida operations	15,389	12,041	125,075	90,962
Maryland operations	23,759	25,541	112,289	116,412
Southern U.S. operations	11,678	12,093	60,509	60,288
Northern U.S. operations	7,589	9,186	36,525	40,267
European operations	3,001	3,558	9,181	10,525
PariMax operations	17,531	14,629	80,338	51,522
	115,453	101,570	628,179	576,721
Corporate and other	103	221	361	339
Eliminations	(1,159)	(444)	(11,300)	(7,808)
Total racing and gaming operations	114,397	101,347	617,240	569,252

Sale of real estate	270	—	270	—
Residential development and other	2,619	1,204	8,205	4,946
Total real estate and other operations	2,889	1,204	8,475	4,946

Total revenues	$117,286	$102,551	$625,715	$574,198

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”)
California operations	$2,262	$(2,273)	$15,890	$18,012
Florida operations	(9,214)	(6,190)	(12,431)	(81)
Maryland operations	(1,512)	(542)	6,511	7,605
Southern U.S. operations	(473)	150	3,913	4,838
Northern U.S. operations	(758)	(67)	(860)	(393)
European operations	(1,804)	(2,466)	(7,424)	(10,757)
PariMax operations	222	(4,900)	3,447	(10,114)
	(11,277)	(16,288)	9,046	9,110
Corporate and other	(5,293)	(6,608)	(24,971)	(27,160)
Predevelopment, pre-opening and other costs	(1,101)	(5,060)	(2,866)	(10,602)
Write-down of long-lived assets	—	(87,348)	—	(87,348)
Gain on sale of intangible assets related to The Meadows	—	126,374	—	126,374
Total racing and gaming operations	(17,671)	11,070	(18,791)	10,374

Residential development and other	464	(657)	2,574	916
Recovery (write-down) of long-lived assets	136	(1,279)	(1,308)	(1,279)
Total real estate and other operations	600	(1,936)	1,266	(363)

Total EBITDA	$(17,071)	$9,134	$(17,525)	$10,011

Reconciliation of EBITDA to Net Loss

	Three months ended December 31, 2007
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total

EBITDA (loss) from continuing operations	$(17,671)	$600	$(17,071)
Interest expense, net	15,401	14	15,415
Depreciation and amortization	12,689	8	12,697
Income (loss) from continuing operations before income taxes	$(45,761)	$578	(45,183)
Income tax benefit			(4,566)
Loss from continuing operations			(40,617)
Loss from discontinued operations			(2,363)
Net loss			$(42,980)

	Three months ended December 31, 2006
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total

EBITDA (loss) from continuing operations	$11,070	$(1,936)	$9,134
Interest expense (income), net	14,816	(21)	14,795
Depreciation and amortization	11,365	7	11,372
Loss from continuing operations before income taxes	$(15,111)	$(1,922)	(17,033)
Income tax benefit			(8,676)
Loss from continuing operations			(8,357)
Loss from discontinued operations			(4,126)
Net loss			$(12,483)

	Year ended December 31, 2007
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total

EBITDA (loss) from continuing operations	$(18,791)	$1,266	$(17,525)
Interest expense, net	50,462	159	50,621
Depreciation and amortization	42,265	32	42,297
Income (loss) from continuing operations before income taxes	$(111,518)	$1,075	(110,443)
Income tax benefit			(2,574)
Loss from continuing operations			(107,869)
Loss from discontinued operations			(5,890)
Net loss			$(113,759)

	Year ended December 31, 2006
	Racing and Gaming	Real Estate and
	Operations	Other Operations	Total

EBITDA (loss) from continuing operations	$10,374	$(363)	$10,011
Interest expense (income), net	58,297	(539)	57,758
Depreciation and amortization	38,790	199	38,989
Loss from continuing operations before income taxes	$(86,713)	$(23)	(86,736)
Income tax benefit			(7,124)
Loss from continuing operations			(79,612)
Loss from discontinued operations			(7,739)
Net loss			$(87,351)

	December 31,
	2007	2006
Total Assets
California operations	$320,781	$309,443
Florida operations	358,907	361,550
Maryland operations	162,606	171,135
Southern U.S. operations	97,228	98,184
Northern U.S. operations	18,502	19,146
European operations	51,674	49,689
PariMax operations	43,717	41,625
	1,053,415	1,050,772
Corporate and other	71,903	55,370
Total racing and gaming operations	1,125,318	1,106,142

Residential development and other	9,696	33,884
Total real estate and other operations	9,696	33,884

Total assets from continuing operations	1,135,014	1,140,026
Total assets held for sale	35,658	36,063
Total assets of discontinued operations	71,970	70,796
Total assets	$1,242,642	$1,246,885

18.       Subsequent Events

[a]          On January 7 and 10, 2008, the Company completed the sales transactions with respect to two parcels of excess real estate in Porter, New York for total cash consideration of $1.4 million, net of transaction costs, which was equal to the carrying value of the real estate (refer to Note 6[a]).

[b]         On January 31, 2008, the Company’s senior secured revolving credit facility with a Canadian financial institution was amended and extended to February 29, 2008 and on February 28, 2008, the facility was further extended to March 31, 2008 (refer to Note 9[i]). Pursuant to the terms of the Company’s bridge loan facility with a subsidiary of MID, advances after January 15, 2008 are subject to MID being satisfied that the Company’s senior secured revolving credit facility will be further extended to at least April 30, 2008 or that satisfactory refinancing of that facility has been arranged. As the senior secured revolving credit facility was extended to March 31, 2008, MID waived this condition for advances between January 15, 2008 and March 31, 2008.

[c]          Effective January 1, 2008, the Company amended its bank term loan of up to Euros 4.0 million to reduce the amount available under the bank term loan facility of up to Euros 3.5 million and increase the interest rate to EONIA plus 3.75% per annum.

[d]         On February 12, 2008, the Company amended its Euros 15.0 million term loan facility whereby the first installment of Euros 7.5 million due on February 29, 2008 was extended until March 15, 2008.

[e]          On February 12, 2008, the Company received notice from The Nasdaq Stock Market advising that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until August 11, 2008, to regain compliance with the minimum bid price for the Company’s publicly held Class A Subordinate Voting Stock required for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 4450(a)(5). The Company received this notice because the bid price of its publicly held Class A Subordinate Voting Stock closed below the $1.00 per share minimum for 30 consecutive business days prior to February 12, 2008.

The notice also states that if, at any time before August 11, 2008, the bid price of the Company’s Class A Subordinate Voting Stock on the Nasdaq Global Market closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide the Company with written notification that it has achieved compliance with its listing requirements. However, the notice states that if the Company cannot demonstrate compliance with such rule by August 11, 2008 (or such later date as may be permitted by Nasdaq), the Nasdaq staff will provide the Company with written notification that its Class A Subordinate Voting Stock will be delisted.

During this 180 calendar day period, the Company’s Class A Subordinate Voting Stock will continue to trade on the Nasdaq Global Market. This notification has no effect on the listing of the Company’s Class A Subordinate Voting Stock on the Toronto Stock Exchange.